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                                                                    Exhibit 23.5



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Registration Statement on Form S-3 (File No. 333-43808) of our report dated February 2, 1999, except for Note 19 which is dated August 2, 1999, relating to the consolidated financial statements of UNUM Corporation and subsidiaries for the year ended December 31, 1998 and for each of the two years in the period ended December 31, 1998 (not presented separately therein) which are included in the consolidated financial statements of UnumProvident Corporation and subsidiaries as a result of a pooling of interest business combination. We also consent to the reference to us as Experts in the Registration Statement.


                                /s/ PricewaterhouseCoopers LLP


Portland, Maine
March 8, 2001